FORM S-8

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        BEVERLY NATIONAL CORPORATION
           (Exact name of registrant as specified in its charter)

Massachusetts                                            04-1087364
(State or other jurisdiction of                          (I.R.S.Employer
incorporation or organization)                           Identification No.)


240 Cabot Street, Beverly, Massachusetts                 01915
(Address of Principal Executive Offices)                 (Zip Code)


                         Beverly National Corporation

               1996 Incentive Stock Option Plan for Key Employees
                            (Full title of the plan)

                         Lawrence M. Smith, President
                         Beverly National Corporation
                              240 Cabot Street
                        Beverly, Massachusetts  01915
                   (Name and address of agent for service)

                                (508) 922-2100
         (Telephone number, including area code, of agent for service)

                                   Copy to:

                              David F. Hannon, Esq.
                   Craig and Macauley Professional Corporation
                             Federal Reserve Plaza
                              600 Atlantic Avenue
                               Boston, MA  02210

                         Calculation of Registration Fee

-------------------------------------------------------------------------------
  Title of       Amount to be  Proposed maximum  Proposed maximum    Amount of
securities to     registered    offering price       aggregate     registration
be registered                     per unit(1)     offering price        fee
-------------------------------------------------------------------------------
Common Stock,    35,900* Shares     $20.30          $  728,770        $ 220.84
$2.50 par value


*   Pursuant to 1996 Incentive Stock Option Plan for Key Employees
(1) Pursuant to Rule 457(h), represents exercise prices of outstanding options.

                                 TABLE OF CONTENTS
                                                                         Page
                                                                         ----
I.     INFORMATION REQUIRED IN THE SECTION 10(a)PROSPECTUS                 2

       Item 1 -  Plan Information                                          2

       Item 2 -  Registrant Information and Employee Annual Information    2

II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                  3

       Item 3 - Incorporation of Documents by Reference                    3

       Item 4 - Description of Securities                                  3

       Item 5 - Interests of Named Experts and Counsel                     6

       Item 6 - Indemnification of Directors and Officers                  6

       Item 7 - Exemption from Registration Claimed                        7

       Item 8 - Exhibits                                                   7

       Item 9 - Undertakings                                               7

                                    PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.     Plan Information*
            -----------------


Item 2.     Registrant Information and Employee Annual Information*
            -------------------------------------------------------



* Information required by Part I of Form S-8 to be contained in a Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

                                    PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.
            ----------------------------------------

     The following documents filed with the Securities and Exchange Commission by the Registrant, Beverly National Corporation ("Company"), are hereby incorporated by reference in this Registration Statement and made a part thereof as of their respective filing dates:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

     2. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters March 31, 1995,June 30, 1995 and September 30, 1995.

     3.     All other reports filed by the Company or the Plan pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since December 31, 1996.

     4. All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.     Description of Securities.
            --------------------------

     The Company is authorized to issue up to 2,500,000 shares of Common Stock, $2.50 par value. As of the date hereof, there are 754,482 shares of Common Stock outstanding.

Dividend Rights
---------------

     Holders of the Company's Common Stock are entitled to receive such dividends as are declared by its Board of Directors out of funds legally available therefor.

     The Company's ability to pay dividends to its shareholders is dependent, among other things, on the Company's financial performance and on the Bank's ability to pay dividends to the Company.

Voting Rights - Non-Cumulative Voting
-------------------------------------

     Holders of shares of the Company's Common Stock are entitled to one vote for each share of stock held by them. The shares of Common Stock of the Company do not have cumulative voting rights. This means that the holders of more than 50% of the shares of Common Stock of the Company voting for the election of Directors can elect 100% of the class of Directors standing for election at any meeting if they choose to do so, and in such event, the holders of the remaining shares voting for the election of Directors will not be able to elect any person or persons to the Board of Directors of the Company at the meeting.

Preemptive Rights
-----------------

     Holders of the Company's Common Stock have preemptive rights entitling them to participate in new issues of Common Stock in proportion to their stockholding at the time of issue under such terms as the Board of Directors may determine to be fair and reasonable. However, such rights are not available where, among other things, the Company issues its Common Stock (1) in consideration for services rendered, (2) to discharge indebtedness, (3) as dividends, (4) in exchange for other securities of the Company, (5) pursuant to any prior or subsequent option or right granted by the Company, (6) pursuant to the exercise, issuance or grant of any option to purchase such shares to a Director or employee of the Company, (7) in consideration for any property other than cash, or (8) pursuant to amendment of the Company's Articles of Organization.

Liquidation Rights
------------------

     In the event of dissolution of the Company and the liquidation thereof, the holders of Company Common Stock will be entitled to receive pro rata any assets distributable to holders of Common Stock in respect of shares held by them.

Election of Directors
---------------------

     Under both the Articles of Organization and the By-Laws of the Company, the Board of Directors is divided into three (3) approximately equal classes. One-third of the Company's Directors is elected each year at the Annual
Meeting of Shareholders. Directors, in each case, serve until their successors are duly elected and qualified or until their earlier resignation, removal from office or death.

     The provision of the Company's Articles of Organization which sets forth the division of the Board into three classes may be amended only by the affirmative vote of at least 80% of the shares of each class of the Company's stock outstanding and entitled to vote.

Extraordinary Corporate Transactions and Changes in Control
-----------------------------------------------------------

     Under the Company's Articles of Organization, neither the Company nor any of its subsidiaries, including the Bank, may be a party to any merger or consolidation, liquidation or dissolution, sale of all, substantially all or a substantial part of its assets, or any reclassification or recapitalization of its stock unless one of the following conditions shall have been met: (i) the transaction has been approved by at least 80% of the total number of shares of stock of the Company entitled to vote on the matter not owned by the entity, other than the Company, which is a party to the transaction (the "Receiving Entity"); (ii) the transaction has been approved by at least 80% of the members of the Company's Board of Directors not affiliated with the Receiving Entity or any affiliate or subsidiary thereof (the "Unaffiliated Directors"); (iii) the transaction has been approved by the holders of at least a majority of the shares of each class of stock of the Company entitled to vote on the matter not owned by the Receiving Entity, and the aggregate of the cash and fair market value of all consideration to be paid to holders of the Company's stock is equal to the amounts determined under a formula set forth in the Company's Articles of Organization.

     Certain acquisitions of the Company's Common Stock are subject to the provisions of Chapters 110D of the Massachusetts General Laws ("Chapter 110D"). Under Chapter 110D, a vote of shareholders will be necessary to determine whether shares of Common Stock acquired in a "control share acquisition" will have voting rights. Subject to various exceptions set forth in Chapter 110D, a control share acquisition generally means an acquisition of Common Stock in which any person, including his associates, acquires beneficial ownership of stock which, when aggregated with all other stock of the Company owned by such person, increases his voting power to one of the following ranges of voting power: (i) one fifth or more but less than one third, (ii) one third or more less than a majority, or (iii) a majority or more. All shares acquired within ninety days before or after a control share acquisition or pursuant to a plan to make a control share acquisition are deemed to be part of the control share acquisition.

     Under Chapter 110F, the Company may not engage in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (1) prior to such date the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 90% of the voting stock of the Company, or (3) on or subsequent to the date the stockholder becomes an interested stockholder, the business combination is approved by the Board of Directors and authorized by at least 2/3 of the outstanding voting stock of the Company not owned by the interested stockholder. The term "interested stockholder" is generally defined to mean any person other than the Company or a majority-owned subsidiary who, together with associates and affiliates, is the owner of 5% or more of the outstanding voting stock of the Company. In certain instances involving acquisitions by brokers or dealers, banks, or other entities, the 5% threshold is increased to 15%. The term "business combination" includes any merger or consolidation of the Company or any majority owned subsidiary of the Company with the interested stockholder; any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of the corporation, to or with the interested stockholder, of assets of the Company or a subsidiary having a market value equal to 10% or more of either the market value of the Company's assets or the market value of the Company's outstanding stock; and certain other transactions.

Item 5.     Interest of Named Experts and Counsel.
            --------------------------------------

     Not applicable.

Item 6.     Indemnification of Directors and Officers.
            ------------------------------------------

     In general, Article V, Section 9 of the Company's By-Laws provides for indemnification of each director, officer, employee or agent of the Company, any former director, officer, employee or agent of the Company and any person who, at the request of the Company, is or shall have been a director, officer, employee or agent of another organization or is serving or shall have served in any capacity with respect to any employee benefit plan, against all liabilities and expenses reasonably incurred by such person in connection with, or arising out of, any action, suit or proceeding in which such person may be a party defendant or with which he may be threatened or otherwise involved, directly or indirectly, by reason of his being or having been a director, officer, employee or agent of the Company or such other organization or by reason of his having served with respect to such employee benefit plan, except in relation to matters as to which such person shall be finally adjudged
(other than by consent) in such action, suit or proceeding not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or the participants or beneficiaries of such employee benefit plan, as the case may be, and, with respect to any criminal action or proceeding, only to the extent that he had no reasonable cause to believe his conduct was unlawful.

Item 7.     Exemption from Registration Claimed.
            ------------------------------------

     Not applicable.

Item 8.     Exhibits
            --------

     The Exhibits to this Registration Statement are listed in the Exhibit Index on page 10 of this Registration Statement, which Index is incorporated herein by reference.

Item 9.     Undertakings
            ------------

     A.     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement;

           (iii) Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) For determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Beverly, Commonwealth of Massachusetts, on November 24, 1997.

                                              BEVERLY NATIONAL CORPORATION
                                              By:/s/Lawrence M. Smith
                                                 -------------------------
                                                 President and
                                                 Chief Executive Officer


                                 POWER OF ATTORNEY
                                 -----------------

     We, the undersigned Directors and officers of Beverly National Corporation, do hereby severally constitute and appoint Lawrence M. Smith and Peter E. Simonsen, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as Directors and officers and to execute any and all instruments for us in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-8, including specifically but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                      Title                            Date
--------------------        --------------------------       -----------------

/s/Lawrence M. Smith        President, Chief Executive       November 25, 1997
--------------------        Officer and Director
Lawrence E. Smith           (Principal Executive Officer)

/s/Peter E. Simonsen        Treasurer (Principal             November 25, 1997
--------------------        Financial and Accounting
Peter E. Simonsen           Officer)

/s/Lawrence M. Smith        Chairman of the Board            November 25, 1997
--------------------        and Director
Lawrence M. Smith

/s/Richard M. Booth         Director                         November 25, 1997
-------------------
Richard H. Booth

/s/ Neiland J. Douglas,Jr.  Director                         November 25, 1997
--------------------------
Neiland J. Douglas, Jr.

/s/John N. Fisher           Director                         November 25, 1997
-----------------
John N. Fisher

/s/Mark B. Glovsky, Esq.    Director                         November 25, 1997
------------------------
Mark B. Glovsky, Esq.

/s/John L. Good, III        Director                         November 25, 1997
--------------------
John L. Good, III

/s/Alice B. Griffin         Director                         November 25, 1997
-------------------
Alice B. Griffin

/s/Clark R. Smith           Director                         November 25, 1997
-----------------
Clark R. Smith

/s/Barry A. Sullivan        Director                         November 25, 1997
--------------------
Barry A. Sullivan

/s/James D. Wiltshire       Director                         November 25, 1997
---------------------
James D. Wiltshire

                                 EXHIBIT INDEX


   Number                              Exhibit
   -------                             -------

      4 Beverly National Corporation 1996 Incentive Stock Option Plan for Key Employees

      5          Opinion of Counsel Re:  Legality

     23(a) Consent of Craig and Macauley Professional Corporation (contained in its Opinion filed as Exhibit 5)

     23(b)       Consent of Shatswell, MacLeod & Company, P.C.

     24          Power of Attorney (included on signature page hereof)